1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Record Annual and Fourth Quarter Sales in 2019
•Total sales of $1.43B, an increase of 9.7% vs prior year
•High design, high margin Lifestyle segment exceeds half a billion dollar sales mark
•Muuto delivers 35% sales growth, on track to double business within 3 years of acquisition
•Manufacturing optimization plan announced in January 2020
EAST GREENVILLE, PA, February 18, 2020 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the fourth quarter and year ended December 31, 2019.
Fourth Quarter Highlights
Net Sales increased 4.7% to $371.4M
GAAP Net Earnings decreased $14.2M to $10.3M
Adjusted EBITDA increased $1.4M to $51.8M
GAAP Diluted EPS decreased $0.29 to $0.21
Adjusted Diluted EPS decreased $0.05 to $0.52

Full Year 2019 Highlights
Net Sales increased 9.7% to $1,428.1M
GAAP Operating Margin increased 30 bps to 9.1%
Adjusted Operating Margin increased 10 bps to 10.3%
GAAP Operating Margin for Office increased 110 bps to 7.3%, while Lifestyle decreased 150 bps to 16.3%
Adjusted EBITDA Margin for Office increased 70 bps to 10.8%, while Lifestyle decreased 80 bps to 21.1%
GAAP Net Earnings decreased $5.8M to $67.5M
Adjusted EBITDA increased $17.7M to $194.2M
GAAP Diluted EPS decreased $0.13 to $1.36
Adjusted Diluted EPS increased $0.11 to $1.96
This release contains non-GAAP financial measures. Please refer to the Reconciliations of Non-GAAP Financial Measures section for reconciliations to the most directly comparable GAAP measure.

To Our Shareholders and Associates
We are proud of the strong full year results we delivered from better than industry top line growth to solid increases in our Adjusted EBITDA and earnings per share. While we did see industry demand decelerate in the back half of the year, positive secular drivers and impactful on-trend acquisitions from Muuto to Fully, as well as organic investments in new products and expanded sales and marketing capabilities should, we believe, allow us to continue to grow faster than the markets we serve in 2020.

In response to changes in how Knoll is being covered in an investment environment with fewer securities analysts following companies of our size, we have decided to change our quarterly financial results reporting rhythm. Effective with this announcement, we will include expanded commentary in our earnings releases so shareholders and the investment community can better understand the factors shaping our results. We will continue to hold a real time question and answer call for the analyst community and investors one hour following the announcement. Additionally, we are looking to expand our internal investor relations resources to ensure we are telling the unique Knoll story to a broader audience as well as better supporting our current shareholders. We hope you will find these changes helpful.

Record 2019 Results
2019 will go down in the books as another year of record revenue and increased profits as our strategy of diversifying our sources of revenue into higher-margin Lifestyle businesses with crossover workplace applicability continued to pay dividends. For the full year, revenue topped $1.43 billion for the first time, growing 9.7%, or 8.2% excluding the impact of the Fully acquisition, well in the excess of industry growth reported by the Business and Institutional Furniture Manufacturers Association (BIFMA®). Full year growth was driven by both Office and Lifestyle segments with strong growth from Muuto, DatesWeiser, Spinneybeck | Filzfelt, KnollStudio and North American (NA) Office. The growth in Lifestyle came predominantly from commercial clients, where our 19% growth rate in Workplace significantly outpaced our residential growth.

In spite of tariffs and other inflationary pressures, we leveraged this growth and more profitable product mix to expand gross margins by 140 basis points to 38.4%, the highest result since 2001. While operating leverage was more muted as we continue to proactively invest in expanding our front-end sales and marketing capacity and information technology infrastructure, we generated 10 basis points of adjusted operating margin expansion and $194 million of adjusted EBITDA, up $17.7 million vs prior year. Adjusted EPS grew to $1.96, the highest level in 19 years. We were particularly pleased with the 70 basis points of improvement in the adjusted EBITDA profitability of our Office segment. With the settling down of inflationary pressures, tariff stability, further price realization and the manufacturing optimization plan we announced last month we believe we still have a lot of margin runway here. Lifestyle adjusted EBITDA margins, while down 80 basis points as a higher portion of our mix went through our dealer channel, were still strong at 21.1%.

Responding to a Changing Marketplace
As we moved through 2019, it is fair to say that the macroeconomic drivers of workplace and even residential demand became more mixed. Starting in June, we saw trailing twelve months BIFMA® orders growth begin to decelerate from upper single digit to mid and then low single digit growth by year end. This downshift correlated with increased economic uncertainty around tariffs, declining corporate fixed investment, weaker confidence indices and slower service sector employment growth. Corporate profits also started to stagnate. On a more sector level, co-working demand slackened off and was reflected in declining year-over-year absorption rates in the fourth quarter. Geographically, while U.S. growth remained buoyed by solid government demand, we saw weakness in export markets like the Middle East. In large measure this explains the slower growth we saw in our own results in the fourth quarter and the trends we expect to play out in early 2020. While we believe some of this may be transitory, we do acknowledge additional uncertainty around business and consumer spending plans in an election year.

However, the secular drivers of demand, if anything, continued to strengthen through 2019 and into 2020. These trends remain compelling and represent the half full part of the picture. First, places and spaces matter more than ever. The primacy of the workplace in attracting and retaining talent is a theme playing out across almost all of our major client engagements. Similarly, the "resimercialization" of the workplace and the continued shifting allocation of space away from the individual and toward the group continues unabated. This drives demand for more residential-feeling products with contract level quality – the primary reason we believe we have seen Muuto gain such rapid acceptance. The focus on wellness and wellbeing also continues to drive demand for our fastest growing product categories including height-adjustable tables. We see these trends as part of an effort to give users and teams more direct control in shaping their environments. I would urge you to check out our new Knoll Works magazine at knoll.com to see exactly the kind of dynamic environments we helped create in the past year. Please feel free to contact us if you would like a printed copy.

Our responsiveness, and in many cases early anticipation of these trends, has been pivotal to our success. Muuto has been a prime example here. Back when we acquired the business in early 2018, we said we thought we could leverage our dealer partners and our corporate and architecture and design relationships to double the business in 3 to 5 years. We are happy to report that we are tracking right on our acquisition plan. In 2019 we grew Muuto another 35%, accelerating from 2018 growth. This has happened as more and more of our dealers are leading their ancillary bids with Muuto and we are capturing a greater portion of our clients’ spend in these areas. It is what we call benefits of the increased economy of scope as we move out into more related but distinct product categories that comprise today’s workplace. We are seeing similar progress organically with investments in existing businesses and product lines like Spinneybeck | FilzFelt’s architectural products, our internally developed Rockwell Unscripted interior architecture, Creative Wall, and KnollStudio’s Pixel meeting tables. And by bringing our constellation selling efforts together, we are leveraging our investments across these categories more efficiently in virtually every major client engagement. Marrying good old-fashioned direct selling with investments in state-of-the-art, rapid visualization capabilities is another example of the economies of scope we are seeing. This progress is showing up in the 400 basis points of increased share of wallet in our dealer network as well as in our continued market share gains.

Driving Residential & Consumer Growth
Residential and consumer sales represented about half of our Lifestyle sales in 2019. HOLLY HUNT represents the largest piece, followed by KnollStudio and then Muuto. While the high-end residential market was more muted this past year we have the most ambitious series of plans for HOLLY HUNT since our acquisition. This includes the onboarding of a new President for this important business in March; the roll out of our proprietary wall covering collection throughout the year; new showrooms in Boston and London; and then work on a major street level opening in Los Angeles for 2021, plus a significant digital effort to bring the selling and marketing of the brand into the 21st century. In 2020, the investments to launch these initiatives will be a drag on HOLLY HUNT’s profitability, but we believe they are critical to the long-term success of this important franchise.

Consumer end customers are an area with Muuto that we remain interested in exploring. Today, about a third of Muuto’s sales, primarily outside of NA, go through residential channels. At the time of the acquisition, this was closer to half of its sales, but with rapid commercial contract growth this, while still growing, has become a smaller piece of its pie. We will be launching a direct to consumer / retail test later this year in France, and then intend to take some of those learnings into a bigger direct to consumer push in NA in 2021.

Optimizing our Manufacturing Footprint
We recently announced our plans to consolidate our manufacturing footprint and optimize our logistics operations over the next two years. As part of these activities, we will close our facility in Grand Rapids, MI and absorb those operations into our other North American locations. This will yield a reduction of our current square footage footprint by approximately 20%, a net headcount reduction of approximately 75 full time equivalents, and expected net annualized cost savings of approximately $10 million to $11 million. This move is a result of the past several years of work around increasing the efficiency of our manufacturing operations and rationalizing our product offering. The savings are incremental to the annualized cost savings generated from our ongoing lean initiatives. We expect to incur restructuring charges of approximately $18 million through 2021 to complete the optimization plan, of which cash charges are expected to be approximately $17 million before considering the proceeds of the sale of any real property. While saddened to have our people in Grand Rapids impacted by such a move, we are immensely proud of their contributions over the many years of service they have provided, and excited to advance our optimization activities across the business.

Leveraging our Constellation and the Newest Additions to our Portfolio in 2020
In 2020, we will continue to invest in the successful initiatives that we have laid out. Last week we brought together our entire NA sales team at our successfully inaugurated Fulton Market space in Chicago to emphasize constellation selling strategies and how to leverage our portfolio to maximum network effect. This included the dedicated team of Dealer Brand Managers we have been hiring to focus on ancillary share gains in our highest potential dealers. The enthusiasm for Knoll and our go-to-market strategy was visceral. As much as we have worked through both acquisition and organic product development to expand the breadth of our offer, 2020 will see significant investments in the depth of our portfolio as we broaden the entry level price points in adjustable tables (thanks to the Fully acquisition), power and data distribution with our flexible Antenna Power beam and office seating.

In the Office segment, we remain keenly excited about our Fully acquisition. While it’s still early, the Fully team has already made tremendous progress in going after the cost synergies we identified as part of our due diligence, while accelerating the initiatives that will drive growth including the launch of a new and improved Jarvis height adjustable table and a mobile friendly website. Later this year Knoll Office will be launching a lower price height adjustable desk, driven from a research and development standpoint by Fully as well as some of Fully’s ergonomic accessories, and Fully will start to distribute a handful of Knoll seating and Muuto side chair products through its website. It is great to have a digitally native entity part of Knoll, and together with our own Knoll Shop e-commerce efforts, on-line sales should approach mid-single digits as a percentage of our revenue. Small, but definitely an area of much opportunity and focus.

Cash Flow and Balance Sheet
Our continued growth and increased adjusted EBITDA resulted in the generation of approximately 30% of additional free cash flow in 2019. Our strong free cash flow allowed us to both increase our dividend by 13% early in 2019 and simultaneously reduce our debt. Our leverage was reduced from 2.64x at the end of 2018 to 2.26x at the close of 2019, inclusive of the $35 million acquisition of Fully. Capital expenditures in 2019 were approximately $50 million, up from $40 million in 2018.

Outlook
We can see the tug of war of the slower macro and stronger secular trends playing out in our funnel and outlook for the year ahead. Currently, BIFMA® is forecasting 2% growth for the coming year. That seems like a reasonable starting point for core growth, though it is quite a bit lower than the double digit increases in both the number of and dollar value of the projects we are tracking and the growth in the number of clients visiting with us. We have seen average order size continue to stabilize and believe some of that is a function of our ability to capture a greater portion of our client’s workplace spend. If you add on approximately three quarters of Fully sales, you arrive at a mid-single digit top line growth rate for 2020.

We expect gross margin expansion of 20 to 30 basis points during 2020, driven primarily by continued lean initiatives in our manufacturing facilities and supply chain, and favorable commodity pricing. Mid-term gross margin expansion will be bolstered by our manufacturing footprint optimization and we expect to begin recognizing savings late in 2020, but more meaningfully in 2021, delivering an additional 50 basis points of improvement. However, we do expect that the combination of a slight reduction in production capacity during the first quarter of 2020 as the result of our manufacturing optimization moves, combined with somewhat extended client request dates in our backlog, will result in a shift of revenue from the first to the second quarter. Additionally, while we have very little revenue exposure in China, we are watching any potential supply disruptions due to extended supplier shutdowns in China. At this point in time we do not see any material impact but understand that the situation is fluid.

With the continued investments in both Office and Lifestyle front-end selling capacity, digitization and visualization, updated showrooms and new product launches, we expect operating expenses to remain in the mid 28% range over the course of 2020. In addition, we just completed our triennial sales meeting which will contribute to elevated operating expense levels in the first quarter of 2020 compared to the prior year. Bottom line margin expansion will have to come primarily from gross margin expansion in our Office segment.

As we look out over the 2020 year, we expect EBITDA margin expansion to be more modest. Looking to 2021, we will move closer to our long-term goal of 15% consolidated adjusted EBITDA margin with the benefit of a year of savings related to the footprint and logistics optimization activities. As we continue to focus on debt reduction as a use of available free cash, we believe our average outstanding debt will be approximately $435 million during 2020, with an average interest rate of approximately 3.7%. This is reflective of the $250 million interest rate swap for 2020 and an average credit spread of 150 basis points. We expect our consolidated effective tax rate to be between 25% and 26% for full year 2020.

As a result of the continued efforts around showroom enhancements to make the most use of our floor space to support the constellation selling strategy and residential initiatives, as well as investments in new product development and technology expansion for our e-commerce capabilities, we expect 2020 capital expenditures will be between $55 million and $60 million.

Knoll Good Business Corporate Social Responsibility Platform
Additionally, you will be hearing more from us on what, to quote Florence Knoll, we call our “good business” corporate social responsibility platform. From our founding 82 years ago, Knoll has always been a purpose-driven enterprise as we have sought to bring the benefits of good design to where our clients live and work. Very much core to this mission had been to do so as sustainably as possible; frankly, there is nothing more sustainable than producing timeless designs that become collectibles not disposables. We have helped countless clients with LEED, Well and Living Building projects while aggressively reducing our own environmental impact. And in the process, supporting our associates and the communities we live and work in with programs like the Knoll scholarship program that has helped send over 650 children and grandchildren of Knoll associates to technical, community and 4-year colleges. We are proud of our gender diversity and pay equity from our board room to our plant floor as well as how progressive we have been on partner benefits and LGBTQ rights. And we are the only public furniture company to our knowledge with its own B Corp subsidiary. We do all this not just because it’s the right thing to do but we do it because it also makes us a better business and investment for all our stakeholders.

Onward!

Andrew B. Cogan    Charles W. Rayfield
Chairman and Chief Executive Officer Senior Vice President and Chief Financial Officer

Business Segment Results
The Company has two reportable segments: Office and Lifestyle. The Office reportable segment is comprised of the operations of the Office operating segment. The Lifestyle reportable segment is an aggregation of the Lifestyle, Europe, and Muuto operating segments. All unallocated expenses are included within Corporate.
The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms in North America and Europe. These products include: systems furniture, seating, storage, tables, desks and accessories as well as the international sales of our Office products. The Office segment includes DatesWeiser and Fully. DatesWeiser is known for its sophisticated meeting and conference tables and credenzas, sets a standard of design, quality and technology integration. Fully is an ecommerce furniture brand selling height-adjustable desks, ergonomic chairs and accessories principally for individual home offices and small businesses.
The Lifestyle segment includes KnollStudio®, HOLLY HUNT®, Muuto®, KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. KnollStudio products, which are distributed in North America and Europe, include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. The KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products. The acquisition of Muuto rounds out the Lifestyle segment with its ancillary products and affordable luxury furnishings to make the Lifestyle segment an all-encompassing “resimercial”, high-performance workplace, from uber-luxury living spaces to affordable luxury residential living.
During the first quarter of 2019, the Company changed the structure of its internal organization which caused the composition of its reportable segments to change. As a result, DatesWeiser is now a component of the Office operating segment as opposed to the Lifestyle operating segment.

The tables below present the Company’s segment information with Corporate costs excluded from operating segment results. Prior year amounts have been recast to conform to the current presentation.

	Three Months Ended December 31,		Year Ended December 31,
Net sales (in millions)	2019	2018	2019	2018
Office	$229.2	$216.7	$873.8	$797.1
Lifestyle	142.2	137.9	554.3	505.2
Total net sales	$371.4	$354.6	$1,428.1	$1,302.3

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (in millions)	2019	2018	2019	2018
Office	$17.4	$14.8	$64.2	$49.5
Lifestyle	19.0	26.2	90.2	90.0
Corporate	(6.5)	(6.0)	(24.7)	(24.3)
Total operating profit	$29.9	$35.0	$129.7	$115.2

	Three Months Ended December 31,		Year Ended December 31,
Adjusted EBITDA(1) (in millions)	2019	2018	2019	2018
Office	$25.9	$22.6	$94.5	$80.5
Lifestyle	30.9	31.6	117.1	110.8
Corporate	(5.0)	(3.8)	(17.4)	(14.8)
Total adjusted EBITDA	$51.8	$50.4	$194.2	$176.5
(1) See Reconciliation of Non-GAAP Financial Measures below.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within the Company's earnings release are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this press release. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence to our GAAP results and using non-GAAP measures only as supplemental presentations.
The non-GAAP measures presented are utilized by management to evaluate the Company's business performance and profitability by excluding certain items that may not be indicative of our recurring core business operating results. The Company believes that these measures provide additional clarity for investors by excluding specific expenses in an effort to show comparable business operating results for the periods presented.
The following table reconciles Gross Profit and Margin to Adjusted Gross Profit and Margin for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	($ in millions)		($ in millions)

Gross profit	$144.1	$131.7	$549.0	$481.5
Add back:
Acquisition related inventory adjustment(1)	0.3	—	0.3	0.9
Product discontinuation charges(2)	0.6	0.7	0.6	0.7
Adjusted gross profit	$145.0	$132.4	$549.9	$483.1
Net Sales	$371.4	$354.6	$1,428.1	$1,302.3
Gross Profit %	38.8%	37.1%	38.4%	37.0%
Adjusted Gross Profit %	39.0%	37.4%	38.5%	37.1%
(1) Acquisition related inventory adjustments represent the charges recognized in cost of goods sold post acquisition. These charges originate from opening balance sheet adjustments to recognize acquired inventory at fair market value for the acquisitions of Fully and Muuto, in 2019 and 2018, respectively.
(2) Product discontinuation charges related primarily to the write-off of remaining inventory and dedicated tooling for the Morrison product line.

The following table reconciles Knoll Inc. Operating Profit and Margin to Adjusted Operating Profit and Margin for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	($ in millions)		($ in millions)

Operating profit	$29.9	$35.0	$129.7	$115.2
Add back:
Acquisition related inventory adjustments(1)	0.3	—	0.3	0.9
Product discontinuation charges(2)	0.6	0.7	0.6	0.7
Acquisition related amortization	2.5	2.5	8.9	8.3
Acquisition related expenses(3)	(0.6)	1.0	0.1	4.7
Restructuring charges(4)	0.6	—	0.8	2.6
Asset impairment charges(5)	6.6	—	6.6	—
Debt refinancing fees(6)	—	—	0.5	—
Adjusted operating profit	$39.9	$39.2	$147.5	$132.4
Net Sales	$371.4	$354.6	$1,428.1	$1,302.3
Operating Profit %	8.1%	9.9%	9.1%	8.8%
Adjusted Operating Profit %	10.7%	11.1%	10.3%	10.2%
(1) Acquisition related inventory adjustments represent the charges recognized in cost of goods sold post acquisition. These charges originate from opening balance sheet adjustments to recognize acquired inventory at fair market value for the acquisitions of Fully and Muuto, in 2019 and 2018, respectively.
(2) Product discontinuation charges related primarily to the write-off of remaining inventory and dedicated tooling for the Morrison product line.
(3) Acquisition related expenses include, but are not limited to retention agreements for key employees, customary acquisition related charges, and changes in the valuation of acquisition related contingent liabilities for the periods presented.
(4) Restructuring charges primarily related to warehouse relocation charges and organizational re-alignments including headcount rationalization in the Office segment.
(5) Asset impairment charges include a $6.5M write-down of the Edelman Tradename and a write-down of other noncurrent assets.
(6) Debt refinancing fees paid in connection with the amendment and extension of our credit facility completed during the third quarter of 2019.

The following tables reconcile Operating Profit to Adjusted EBITDA by business segment for the periods indicated.

	Three Months Ended December 31, 2019
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$17.4	$19.0	$(6.5)	$29.9
Add back:
Acquisition related inventory adjustments(1)	0.3	—	—	0.3
Product discontinuation charges(2)	0.6	—	—	0.6
Acquisition related expenses(3)	—	—	(0.6)	(0.6)
Restructuring charges(4)	0.4	0.2	—	0.6
Asset impairment charges(5)	—	6.5	0.6	7.1
Depreciation and amortization	6.6	3.7	0.2	10.5
Stock compensation	0.6	1.1	1.4	3.1
Other income items	—	0.4	(0.1)	0.3
Adjusted EBITDA (loss)	$25.9	$30.9	$(5.0)	$51.8
Net sales	$229.2	$142.2	—	$371.4
Operating profit %	7.6%	13.3%	N/A	8.1%
Adjusted EBITDA %	11.3%	21.7%	N/A	14.0%
(1) Acquisition related inventory adjustments represent the charges recognized in cost of goods sold post acquisition. These charges originate from opening balance sheet adjustments to recognize acquired inventory at fair market value for the acquisitions of Fully and Muuto, in 2019 and 2018, respectively.
(2) Product discontinuation charges related primarily to the write-off of remaining inventory and dedicated tooling for the Morrison product line.
(3) Acquisition related expenses include, but are not limited to retention agreements for key employees, customary acquisition related charges, and changes in the valuation of acquisition related contingent liabilities for the periods presented.
(4) Restructuring charges primarily related to warehouse relocation charges and organizational re-alignments including headcount rationalization in the Office segment.
(5) Asset impairment charges include a $6.5M write-down of the Edelman Tradename and a write-down of other noncurrent assets.

	Three Months Ended December 31, 2018
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$14.8	$26.2	$(6.0)	$35.0
Add back:
Acquisition related expenses(1)	—	0.8	0.2	1.0
Product discontinuation charges(2)	0.7	—	—	0.7
Depreciation and amortization	5.4	3.6	0.1	9.1
Stock compensation	0.5	0.6	1.4	2.5
Other income items	1.2	0.4	0.5	2.1
Adjusted EBITDA (loss)	$22.6	$31.6	$(3.8)	$50.4
Net sales	$216.7	$137.9		$354.6
Operating profit %	6.8%	19.0%	N/A	9.9%
Adjusted EBITDA %	10.4%	22.9%	N/A	14.2%
(1) Acquisition related expenses includes retention agreements for key employees and customary acquisition related expenses for the three months ended December 31, 2018. Amortization of acquired intangible assets is shown above within "Depreciation and amortization".
(2) Product discontinuation charges related primarily to the write-off of remaining inventory a seating product.

	Year Ended December 31, 2019
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$64.2	$90.2	$(24.7)	$129.7
Add back:
Acquisition related inventory adjustments(1)	0.3	—	—	0.3
Product discontinuation charges(2)	0.6	—	—	0.6
Acquisition related expenses(3)	—	0.4	(0.3)	0.1
Restructuring charges(4)	0.6	0.2	—	0.8
Asset impairment charges(5)	—	6.5	0.1	6.6
Debt refinancing fees(6)	—	—	0.5	0.5
Depreciation and amortization	23.9	14.1	0.5	38.5
Stock compensation	2.0	3.9	4.8	10.7
Other income items	2.9	1.8	1.7	6.4
Adjusted EBITDA (loss)	$94.5	$117.1	$(17.4)	$194.2
Net sales	$873.8	$554.3		$1,428.1
Operating profit %	7.3%	16.3%	N/A	9.1%
Adjusted EBITDA %	10.8%	21.1%	N/A	13.6%
(1) Acquisition related inventory adjustments represent the charges recognized in cost of goods sold post acquisition. These charges originate from opening balance sheet adjustments to recognize acquired inventory at fair market value for the acquisition of Fully.
(2) Product discontinuation charges related primarily to the write-off of remaining inventory and dedicated tooling for the Morrison product line.
(3) Acquisition related expenses include, but are not limited to retention agreements for key employees, customary acquisition related charges, and changes in the valuation of acquisition related contingent liabilities for the periods presented.
(4) Restructuring charges primarily related to warehouse relocation charges and organizational re-alignments including headcount rationalization in the Office segment.
(5) Asset impairment charges include a $6.5M write-down of the Edelman Tradename and a write-down of other noncurrent assets.
(6) Debt refinancing fees paid in connection with the amendment and extension of our credit facility completed during the third quarter of 2019.

	Year Ended December 31, 2018
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$49.5	$90.0	$(24.3)	$115.2
Add back:
Acquisition related inventory adjustments(1)	—	0.9	—	0.9
Product discontinuation charges(2)	0.7	—	—	0.7
Acquisition related expenses(3)	0.2	3.0	1.5	4.7
Restructuring charges(4)	2.6	—	—	2.6
Depreciation and amortization	20.5	13.3	0.6	34.4
Stock compensation	1.7	2.2	5.4	9.3
Other income items	5.3	1.4	2.0	8.7
Adjusted EBITDA (loss)	$80.5	$110.8	$(14.8)	$176.5
Net sales	$797.1	$505.2		$1,302.3
Operating profit %	6.2%	17.8%	N/A	8.8%
Adjusted EBITDA %	10.1%	21.9%	N/A	13.6%
(1) Acquisition related inventory adjustments represent the charges recognized in cost of goods sold post acquisition. These charges originate from opening balance sheet adjustments to recognize acquired inventory at fair market value for the acquisitions of Muuto.
(2) Product discontinuation charges related primarily to the write-off of remaining inventory and dedicated tooling for a seating product line.
(3) Acquisition related expenses include, but are not limited to retention agreements for key employees, customary acquisition related charges, and changes in the valuation of acquisition related contingent liabilities for the periods presented.
(4) Restructuring charges primarily related to warehouse relocation charges and organizational re-alignments including headcount rationalization in the Office segment.

The following table reconciles Net Earnings to Adjusted EBITDA for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	($ in millions)		($ in millions)

Net earnings attributable to Knoll, Inc. stockholders	$10.3	$24.5	$67.5	$73.2
Add back:
Income tax expense	3.7	7.4	23.4	24.9
Interest expense	5.1	5.1	21.7	20.9
Depreciation and amortization	10.5	9.1	38.5	34.4
Stock compensation	3.1	2.5	10.7	9.3
Other non-cash items	0.5	(0.4)	2.1	(0.8)
Acquisition related inventory adjustment(1)	0.3	—	0.2	0.9
Product discontinuation charges(2)	0.6	0.7	0.6	0.7
Acquisition related expenses(3)	(0.6)	1.0	0.1	4.7
Restructuring charges(4)	0.6	—	0.8	2.6
Asset impairment charges(5)	7.1	—	7.1	—
Debt refinancing fees(6)	—	—	0.5	—
Pension settlement charge(7)	10.6	0.5	21.0	5.7
Adjusted EBITDA	$51.8	$50.4	$194.2	$176.5
Net sales	$371.4	$354.6	$1,428.1	$1,302.3
Net earnings %	2.8%	6.9%	4.7%	5.6%
Adjusted EBITDA %	14.0%	14.2%	13.6%	13.6%
(1) Acquisition related inventory adjustments represent the charges recognized in cost of goods sold post acquisition. These charges originate from opening balance sheet adjustments to recognize acquired inventory at fair market value for the acquisitions of Fully and Muuto, in 2019 and 2018, respectively.
(2) Product discontinuation charges related primarily to the write-off of remaining inventory and dedicated tooling for the Morrison product line.
(3) Acquisition related expenses include, but are not limited to retention agreements for key employees, customary acquisition related charges, and changes in the valuation of acquisition related contingent liabilities for the periods presented.
(4) Restructuring charges primarily related to warehouse relocation charges and organizational re-alignments including headcount rationalization in the Office segment.
(5) Asset impairment charges include a $6.5M write-down of the Edelman Tradename and a write-down of other noncurrent assets.
(6) Debt refinancing fees paid in connection with the amendment and extension of our credit facility completed during the third quarter of 2019.
(7)Pension settlement charges primarily resulted from the purchase of annuities and lump sum payouts in connection with the liquidation of the Company's pension plan for bargaining unit employees. In addition, the Company incurred settlement charges in connection with cash payments of lump sum elections related to the Company's pension plan.

The following table reconciles Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Diluted earnings per share	$0.21	$0.50	$1.36	$1.49
Add back:
Acquisition related inventory adjustment(1)	0.01	—	0.01	0.02
Product discontinuation charges(2)	0.01	0.02	0.01	0.02
Acquisition related amortization	0.05	0.05	0.18	0.16
Acquisition related expenses(3)	(0.01)	0.01	—	0.11
Restructuring charges(4)	0.01	—	0.02	0.05
Asset impairment charges(5)	0.14	—	0.14	—
Debt refinancing fees(6)	—	—	0.01	—
Loss on extinguishment of debt(7)	—	—	0.01	0.03
Pension settlement charge(8)	0.21	0.01	0.42	0.12
Less:
Tax effect of non-GAAP adjustments(9)	0.11	0.02	0.20	0.15
Adjusted diluted earnings per share	$0.52	$0.57	$1.96	$1.85
(1) Acquisition related inventory adjustments represent the charges recognized in cost of goods sold post acquisition. These charges originate from opening balance sheet adjustments to recognize acquired inventory at fair market value for the acquisitions of Fully and Muuto, in 2019 and 2018, respectively.
(2) Product discontinuation charges related primarily to the write-off of remaining inventory and dedicated tooling for the Morrison product line.
(3) Acquisition related expenses include, but are not limited to retention agreements for key employees, customary acquisition related charges, and changes in the valuation of acquisition related contingent liabilities for the periods presented.
(4) Restructuring charges primarily related to warehouse relocation charges and organizational re-alignments including headcount rationalization in the Office segment.
(5) Asset impairment charges include a $6.5M write-down of the Edelman Tradename and a write-down of other noncurrent assets.
(6) Debt refinancing fees paid in connection with the amendment and extension of our credit facility completed during the third quarter of 2019.
(7) Loss on extinguishment of debt relates to the write-off of unamortized deferred fees in connection with the amendment and extension of our credit facility completed during the first quarter of 2018.
(8) Pension settlement charges primarily resulted from the purchase of annuities and lump sum payouts in connection with the liquidation of the Company's pension plan for bargaining unit employees. In addition, the Company incurred settlement charges in connection with cash payments of lump sum elections related to the Company's pension plan.
(9) Tax effect of non-GAAP adjustments was calculated using the applicable blended statutory tax rate for the jurisdiction in which the adjustment occurred.
The following table shows Workplace and Residential Sales by segment for the periods indicated.

	Year Ended December 31, 2019			Year Ended December 31, 2018
	Office	Lifestyle	Knoll, Inc.	Office	Lifestyle	Knoll, Inc.
	($ in millions)			($ in millions)

Workplace Sales	$873.8	$291.8	$1165.6	$797.1	$245.3	$1042.4
Residential Sales	—	262.5	262.5	—	259.9	259.9
Total Net Sales	$873.8	$554.3	$1428.1	$797.1	$505.2	$1302.3

Workplace Growth vs Prior Year	9.6%	19.0%	11.8%
Residential Growth vs Prior Year		1.0%	1.0%

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, our integration of acquired businesses, our supply chain and manufacturing footprint optimization plans, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture and interior solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, our supply chain optimization initiatives and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.
Contacts
Investors:
Charles Rayfield
Senior Vice President and Chief Financial Officer
Tel 215 679-1703
crayfield@knoll.com

Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Q&A Conference Call Information
Knoll will host a live question and answer conference call on Tuesday, February 18, 2020 at 5:00 p.m. ET.
The conference call may also be accessed by dialing:
North America (844) 778-4138
International   (661) 378-9550
Q&A Conference ID  3627238
A replay of the Q&A conference call will be available through February 25, 2020 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 3627238, as well as on the Company's investor relations website through April 24, 2020.

About Knoll
Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements. Our brands — Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser, Muuto, and Fully — reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Our products can also help clients comply with the International Living Future Institute to achieve Living Building Challenge Certification, and with the International WELL Building Institute to attain WELL Building Certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net sales	$371.4	$354.6	$1,428.1	$1,302.3
Cost of sales	227.3	222.9	879.1	820.8
Gross profit	144.1	131.7	549.0	481.5
Selling, general, and administrative expenses	107.1	96.7	411.9	363.7
Restructuring charges	0.6	0.1	0.8	2.6
Intangible asset impairment charge	6.5	—	6.5	—
Operating profit	29.9	34.9	129.8	115.2
Pension settlement charges	10.6	0.5	21.0	5.7
Interest expense	5.1	5.1	21.7	20.9
Other (income) expense, net	0.2	(2.6)	(3.8)	(9.5)
Income before income tax expense	14.0	31.9	90.9	98.1
Income tax expense (benefit)	3.7	7.4	23.4	24.9
Net earnings	$10.3	$24.5	$67.5	$73.2

Earnings per share:
Basic	$0.21	$0.50	$1.38	$1.51
Diluted	$0.21	$0.50	$1.36	$1.49

Weighted-average shares outstanding (in thousands):
Basic	48,878	48,703	48,846	48,657
Diluted	49,750	49,304	49,457	49,218

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	December 31, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$8.5	$1.6
Customer receivables, net	107.4	120.2
Inventories, net	195.9	170.5
Prepaid and other current assets	28.8	39.3
Total current assets	340.6	331.6
Property, plant, and equipment, net	239.0	215.0
Goodwill and intangible assets, net	680.3	674.7
Right-of-use lease assets	94.4	—
Other non-current assets	3.6	5.6
Total assets	$1,357.9	$1,226.9
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$17.1	$17.2
Accounts payable	131.9	126.7
Current portion of lease liability	20.7	—
Other current liabilities	120.3	128.9
Total current liabilities	290.0	272.8
Long-term debt	428.9	443.9
Lease liability	87.0	—
Other non-current liabilities	124.4	123.7
Total liabilities	930.3	840.4
Total equity	427.6	386.5
Total liabilities and equity	$1,357.9	$1,226.9

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Year Ended December 31,
	2019	2018

Net earnings	$67.5	$73.2
Cash provided by operating activities	138.2	108.2
Cash used in investing activities	(80.7)	(348.3)
Cash (used in) provided by financing activities	(50.7)	239.8
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.3)
Increase (decrease) in cash and cash equivalents	6.9	(0.6)
Cash and cash equivalents at beginning of period	1.6	2.2
Cash and cash equivalents at end of period	$8.5	$1.6